                                                                     EXHIBIT 4.2

                                                                  EXECUTION COPY

                             STOCKHOLDERS AGREEMENT

      THIS STOCKHOLDERS AGREEMENT (this "Agreement") is made as of January 20, 2004 by and among PAV Republic, Inc., a Delaware corporation (the "Company"), and Perry Partners LP, a Delaware limited partnership, Perry Partners International Inc., a company registered under the laws of the British Virgin Islands, and Contrarian Funds, LLC (collectively the "Stockholders", and each individually, a "Stockholder"). Unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in Section 7 hereof.

      WHEREAS, the Company, as of the date hereof, is authorized by its certificate of incorporation to issue capital stock consisting of 30,000 shares of its Common Stock, par value $0.01 per share (the "Common Stock.")

      WHEREAS, the Stockholders own as of the date hereof the number of shares of Common Stock set forth opposite their names on Schedule I attached hereto and desire to establish certain covenants and to provide for certain rights and obligations in respect of the Company as hereinafter provided.

      NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

1. Voting Agreement. Each Stockholder shall vote all of such holder's Common Stock and shall take all other necessary or desirable actions within such holder's control (whether in such holder's capacity as a stockholder, director or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and stockholder meetings).

2. Provisions Concerning the Transfer of Stockholder Shares.

      (a) General Restrictions on Transfer. Without the prior written consent of a majority of the Perry Holders, no holder of Common Stock (other than holders of Perry Shares) shall directly or indirectly sell, transfer (including by operation of law), assign, pledge, encumber or otherwise dispose of (including to the Company or any of its Subsidiaries) any interest in (a "Transfer") any Common Stock, other than (i) to one or more of its Affiliates, (ii) in connection with an Approved Sale, or (iii) in accordance with the provisions of
Section 2(b), or 2(c) of this Agreement.

      (b) Participation Rights.

            (i) At least 15 days prior to any Transfer of any Perry Shares, the holder(s) of Perry Shares intending to Transfer Perry Shares (the "Transferring Stockholder") will deliver to the other Stockholders (collectively, the "Other Stockholders") a written notice (a "Sale Notice") specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the contemplated Transfer. The Other Stockholders may elect to participate in the contemplated Transfer by delivering written notice to the Transferring Stockholder within 15 days after delivery of the Sale Notice. If any Other Stockholders have elected to participate in such Transfer, each of the Transferring Stockholder and such Other Stockholders will be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of shares of Common Stock being transferred equal to the product obtained by multiplying (A) the quotient determined by dividing (x) the number of shares of Common Stock owned by such Person by (y) the aggregate number of shares of Common Stock then held by all Persons participating in such Transfer, including the Transferring Stockholder (such Person's "Pro Rata Share") by (B) the number of shares of Common Stock to be sold in the contemplated Transfer. If any Person participating in such Transfer elects to Transfer less than its Pro Rata Share, the shares which such Person had the right, but did not elect, to Transfer will be reoffered to the Persons participating in such Transfer who ejected to Transfer their full Pro Rata Share (pro rata among such Persons based On their respective Pro Rata Shares), and so on until the Persons participating in such Transfer have elected to Transfer all shares to be sold in the contemplated Transfer. For purposes of determining the respective Pro Rata Shares, each Person will be deemed to hold an Common Stock held by them and their Affiliates (provided that no share of Common Stock shall be counted more than once for this purpose) and all such affiliated Persons shall be treated as a single Person.

            (ii) The Transferring Stockholder will use reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the electing Other Stockholders in any contemplated Transfer, and the Transferring Stockholder will not Transfer any of its shares of Common Stock to the prospective transferee(s) unless simultaneously with such Transfer (A) the prospective transferee(s) purchases, at the same price and on the same terms, from the Other Stockholders the shares of Common Stock which they are entitled to sell to such prospective transferee pursuant to Section 2(b)(i) above or (B) the Transferring Stockholder purchases, at the same price and on the same terms, the number of shares of Common Stock from the Other Stockholders which the Other Stockholders would have been entitled to sell pursuant to Section 2(b)(i) above.

            (iii) The provisions of this Section 2(b) shall not apply to any Transfer by any holder of Perry Shares (A) in a Public Sale, (B) to any employee of the Company or any of its Subsidiaries as part of any compensation arrangement, (C) to any member of the Board as part of any compensation arrangement, (D) to any Affiliate of such holder of Perry Shares (other than the Company and those referred to in clause (E) of this sentence) and (E) to the partners, members or beneficiaries of the holders of Perry Shares. The provisions of this Section 2(b) will continue to be applicable to Perry Shares after any Transfer thereof pursuant to clause (D) or (E) of the first sentence of this Section 2(b)(iii). Any transferee of Perry Shares shall agree, prior to any Transfer pursuant to this Section 2(b), in writing to be bound by the provisions of this Agreement by executing and delivering to the Company a joinder in customary form.

            (iv) The Transferring Stockholder and the Other Stockholders will bear their pro rata share (based upon the proceeds to be received by such Persons) of the costs of any Transfer pursuant to this Section 2(b) to the extent such costs are incurred for the benefit of all Persons participating in the Transfer and are not otherwise paid by the Company or the acquiring party. Costs incurred by Persons participating in the Transfer on their own behalf will not be considered costs of the Transfer hereunder.

      (c) Termination of Restrictions. The restrictions set forth in this
Section 2 shall continue with respect to each Stockholder Share until the earlier of (i) the Transfer of such

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Stockholder Share in a Public Sale or an Approved Sale, or (ii) the consummation of a Public Offering.

3. Approved Sale.

      (a) If the Perry Holders request and the Board approves (i) a Transfer of a majority of the Company's assets determined on a consolidated basis or a majority of the Company's outstanding Common Stock (whether by merger (including One in which the Company is the surviving corporation), recapitalization, consolidation, reorganization, combination or otherwise) to any Independent Third Party or group of Independent Third Parties or (ii) a Transfer of any shares of Common Stock to any Independent Third Party or group of Independent Third Parties (collectively an "Approved Sale"), each Stockholder, in such holder's capacity as a stockholder of the Company and not in such holder's capacity as a director if such holder then serves on the Board, will vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as (i) a merger (including one in which the Company is the surviving corporation) or consolidation, each Stockholder will waive any dissenter's rights, appraisal rights or similar rights in connection with such merger or consolidation and will not otherwise exercise any such right or (ii) Transfer of stock (including by recapitalization, consolidation, reorganization, combination or otherwise), each Stockholder will agree to sell all of its Common Stock and rights to acquire Common Stock on the terms and conditions approved by the Perry Holders, provided, that, if a Transfer made pursuant to this clause
(ii) involves a Transfer of less than all of the then outstanding Common Stock, each Stockholder shall participate in such Transfer on a pro rata basis (based on the number of shares of Common Stock held by such Stockholder). Each Stockholder shall be obligated to join on a pro rata basis (based on the number of shares of Common Stock to be sold) in any indemnification or other obligations that the sellers of Common Stock are required to provide in connection with the Approved Sale (other than any such obligations that relate solely to a particular Stockholder, such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder's title to and ownership of Common Stock, in respect of which only such Stockholder shall be liable); provided, that no holder shall be obligated in connection with such indemnification or other obligations with respect to an amount in excess of the consideration received by such holder in connection with such transfer. Each Stockholder will take all reasonable actions in connection with the consummation of the Approved Sale as requested by the Perry Holders (which actions may include, at the request of the Perry Holders, continuing arrangements among the stockholders of the Company substantially similar to the terms of this Agreement).

      (b) The obligations of the holders of Common Stock with respect to an Approved Sale are subject to the satisfaction of the condition precedent that upon the consummation of the Approved Sale, each Stockholder will Transfer such Common Stock on the same terms and will receive the same form of consideration and the same portion of the aggregate consideration that such holders of Common Stock would have received if such aggregate consideration had been distributed by the Company in a complete liquidation pursuant to the rights and preferences set forth in the Certificate of Incorporation as in effect immediately prior to such Approved Sale.

      (c) If the Company or the holders of the Company's securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by

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

the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Stockholders will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company. If any Stockholder appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any Stockholder declines to appoint the purchaser representative designated by the Company such holder will appoint another purchaser representative, and such holder will be responsible for the fees of the purchaser representative so appointed. This Section 3(c) shall apply only to Stockholders that are required to appoint a purchaser representative under Regulation D (or any successor regulation then in effect) promulgated by the Securities and Exchange Commission.

      (d) Subject to Section 3(c) above, Stockholders will bear their pro rata share (based upon the proceeds to be received by such Stockholders) of the costs of any sale of Common Stock pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party. For purposes of this Section 3(d), costs incurred in exercising reasonable efforts to take all necessary actions for the consummation of an Approved Sale in accordance with Section 3(a) above shall be deemed to be for the benefit of all Stockholders. Costs incurred by Stockholders on their own behalf will not be considered costs of the transaction hereunder.

      (e) The terms and conditions of this Section 3 shall terminate upon a Public Offering.

4. Public Offering/ Piggyback Rights.

      (a) In the event that the Board approves a Public Offering, each Stockholder win use reasonable efforts to take all necessary action in connection with the consummation of a Public Offering. In the event that such Public Offering is an underwritten offering and the managing underwriters advise the Company or the holders of the Perry Shares determine that the Company's then current Common Stock structure (other than the rights and obligations under this Agreement) will adversely affect the marketability of the offering, each Stockholder will consent to and vote for a recapitalization, reorganization and/or exchange of the Common Stock into securities that the managing underwriters, the Board and holders of a majority of the shares of Common Stock then outstanding find acceptable and will take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange so long as in such recapitalization, reorganization and/or exchange, all Stockholders receive the same equity instruments in the same proportions. The parties agree that the rights and obligations specified in this Agreement shall survive the consummation of a Public Offering, except to the extent expressly provided herein.

      (b) The Company will give prompt written notice to all Stockholders of its intention to effect a registration of its Common Stock, whether as a primary or secondary registration, and will include in such registration the Common Stock of Stockholders requesting registration in writing within 30 days after the receipt of the Company's Notice, pro rata among such Stockholders based upon the number of shares of Common Stock held by each such Stockholder at the time of such registration.

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

5. Confidential Information.

      (a) Subject to Section 5(f) below, each Stockholder hereby agrees that it shall not, and shall cause each member of such Stockholder's Stockholder Group not to, disclose any part of the Confidential Information to any person or entity other than (i) as required by law or legal process in accordance with
Section 5(b) below or (ii) to a member of such Stockholder's Stockholder Group.

      (b) In the event any Stockholder or member of such Stockholder's Stockholder Group is compelled by law or legal process to disclose any Confidential Information, such Stockholder (i) shall promptly notify the Company prior to the disclosure of such Confidential Information so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 5 and (ii) in the absence of a protective order, shall permit the Company to seek an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed and shall reasonably cooperate in the Company's effort to obtain such an order or assurance.

      (c) Each Stockholder hereby agrees to use its commercially reasonable efforts to make sure each member of such Stockholder's Stockholder Group is aware of the confidentiality provisions contained in this Section 5 and agrees to be bound by them. Notwithstanding the foregoing each Stockholder remains strictly liable for any breaches hereof by any member of that Stockholder's Stockholder Group.

6. Legend. Each certificate evidencing Common Stock and each certificate issued in exchange for or upon the transfer of any Common Stock (if such shares remain subject to the restrictions set forth herein thereafter) shall be stamped or otherwise imprinted with a legend in substantially the following form:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFERS AND VOTING RESTRICTIONS PURSUANT TO A STOCKHOLDERS AGREEMENT DATED AS OF JANUARY __, 2004 AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OF THE COMPANY'S STOCKHOLDERS, AS SUCH AGREEMENT MAYBE AMENDED FROM TIME TO TIME. A COPY OF SUCH STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

The Company shall imprint such legend on certificates evidencing Common Stock outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares which cease to be subject to the terms of this Agreement.

7. Definitions.

         "Affiliate" shall mean with respect to any Person, any other Person controlling, controlled by or under common control with the Person.

      "Business Day" means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by law to be closed in the State of New York.

      "Confidential Information" means all material confidential, non-public or proprietary information (whether technical, marketing, business, financial or otherwise), in whatever form (whether tangible, orally communicated, physically communicated or disclosed in writing, electronically or otherwise, including, without limitation, information disclosed by samples or demonstrations of processes, techniques or equipment) which relates to the Company or any of its Subsidiaries, including, without limitation, any document or other information distributed to members of the Board. "Confidential Information" shall not include: (i) information which can be shown to be in the public domain (provided that such information has not or does not come into the public domain as the result of improper disclosure) and (ii) information which becomes available on a non-confidential basis from a Source other than the Company or any of its Subsidiaries (provided that such source is not known by the person receiving such information to be bound by a confidentiality arrangement with the Company or any of its Subsidiaries).

      "Independent Third Party" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Company's Common Stock on a fully-diluted basis (a "5% Owner"), who is not controlling, controlled by or under common control with any such 5% Owner.

      "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

      "Perry Holders" means the holders of Perry Shares.

      "Perry Shares" means any Common Stock initially held by Perry Partners LP or Perry Partners International Inc., and any transferee thereof pursuant to
Section 2(iii)(D) and (E) hereof.

      "Public Offering" means any underwritten sale of Common Stock pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Form S-1 (or a Successor form adopted by the Securities and Exchange Commission); provided, that the following shall not be considered a Public Offering: (i) any issuance of Common Stock as consideration or financing for a merger or acquisition and (ii) any issuance of Common Stock or rights to acquire Common Stock to employees of the Company or its Subsidiaries as part of an incentive or compensation plan. For the avoidance of doubt, the term "Common Stock" as used in this definition shall be deemed to include any securities into which the Common Stock may be restructured in accordance with Section 4 hereof.

      "Public Sale" means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public pursuant to the provisions of Rule 144 adopted under the Securities Act.

      "Securities Act" means the Securities Act of 1933, as amended from time to time.

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

      "Stockholder Group" means, with respect to any Stockholder, such Stockholder's and its Subsidiaries' employees, officers, directors, agents, representatives, partners, shareholders, members and Affiliates, as applicable.

8. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Common Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Common Stock as the owner of such shares for any purpose.

9. Amendment and Waiver. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and a majority of the Stockholders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, mega! or unenforceable provision had never been contained herein.

11. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12. Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and permitted assigns and the Stockholders and any subsequent holders of Common Stock and the respective Successors and permitted assigns of each of them, so long as they hold Common Stock.

13. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

14. Remedies. The parties hereto agree and acknowledge that money damages may not be all adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder shall have the right to injunctive relief, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement shall be construed to confer upon any Person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

15. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have

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

been given when personally delivered, sent by telecopy (with receipt confirmed) on a Business Day during regular business hours of the recipient (or, if not, on the next succeeding Business Day) or two Business Days after sent by reputable overnight express courier (charges prepaid). Such notices, demands and other communications shall be sent to the following Persons at the following addresses:

          If to the Company, to:

          PAV Republic, Inc.
          c/o Perry Partners LP
          599 Lexington Avenue, 36th Floor
          New York, NY 10022
          Telecopy: (212) 583 4140
          Attn: Peter F. Schweinfurth
          with a copy (which shall not constitute notice to the Company), to:

          Kirkland & Ellis LLP
          Citigroup Center
          153 East 53rd Street
          New York, NY 10022-4611
          Telecopy: (212) 446-4900
          Attn: Adrian van Schie

          If to any Perry Holder, to:

          Perry Partners LP
          599 Lexington Avenue, 36th Floor
          New York, NY 10022
          Telecopy: (212) 583-4140
          Attn: Peter F. Schweinfurth

          with a copy (which shall not Constitute notice to the Bain Group), to:

          Kirkland & Ellis LLP
          Citigroup Center
          153 East 53rd  Street
          New York, NY 10022-4611
          Telecopy: (212) 446-4900
          Attn: Adrian van Schie

          If to Contrarian to:

          411 West Putnam Road, Suite 225
          Greenwich, CT 06830
          with a copy (which shall not constitute notice to Contrarian), to;

          _______________________________________

          _______________________________________

          _______________________________________

          _______________________________________

16. Delivery by Facsimile. This Agreement and any signed agreement or instrument entered into in connection thereto or contemplated thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

17. Governing Law. THE CORPORATE LAW OF THE STATE OF DELAWARE WILL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS. ALL OTHER ISSUES CONCERNING THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

18. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                                    * * * * *

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

                                                                  EXECUTION COPY



                                            PAV REPUBLIC, INC.

                                            By: /s/ Authorized Signatory
                                                --------------------------------
                                                    Name:
                                                    Title:

                                            PERRY PARTNERS, LP

                                            By: /s/ Authorized Signatory
                                                --------------------------------
                                                    Name:
                                                    Title:

                                            PERRY PARTNERS INTERNATIONAL, INC.

                                            By: /s/ Authorized Signatory
                                                --------------------------------
                                                    Name:
                                                    Title:

                                            CONTRARIAN FUNDS, LLC

                                            By: /s/ Jon Bauer
                                                --------------------------------
                                                    Name: Jon Bauer
                                                    Title:

                                                                  EXECUTION COPY

                                   SCHEDULE I

                        OWNERSHIP OF COMPANY COMMON STOCK

            PARTY                           NUMBER OF SHARES OF COMMON STOCK
            -----                           --------------------------------
Perry Partners LP                                      14,756.85
Perry Partners International Inc.                      14,178.15
Contrarian Funds LLC                                    1,065.00